As filed with the Securities and Exchange Commission on June 25, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELDORADO RESORTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	46-3657681
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

(775) 328-0100

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Eldorado Resorts, Inc. Amended and Restated 2015 Equity Incentive Plan

(Full title of the plan)

Thomas R. Reeg

Chief Executive Officer

Eldorado Resorts, Inc.

100 West Liberty Street, 11th Floor

Reno, Nevada 89501

(775) 328-0100

(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Deborah R. Conrad, Esq.

Milbank LLP

2029 Century Park East, 33rd Floor

Los Angeles, California 90067-3019

(424) 386-4671

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.00001, par value per share	4,134,484 Common Shares	$51.70	$213,752,822	$25,906.84

(1)

The Registrant has previously registered 4,800,000 shares of common stock (“Common Shares”) for issuance under the Eldorado Resorts, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The Registrant’s shareholders approved the Eldorado Resorts, Inc. Amended and Restated 2015 Equity Incentive Plan (the “Amended 2015 Plan”) at the annual meeting of shareholders on June 19, 2019 (the “Approval Date”), which increases the Common Shares reserved for issuance under the Amended 2015 Plan by 3,060,000 Common Shares. This registration statement is registering 4,134,484 Common Shares, comprising the additional 3,060,000 Common Shares approved by the Registrant’s shareholders for issuance under the Amended 2015 Plan, plus 874,484 Common Shares remaining available for future issuance under the 2015 Plan as of the Approval Date that will be available for issuance under the Amended 2015 Plan, plus an estimated number of Common Shares subject to awards outstanding under the 2015 Plan that, pursuant to the Amended 2015 Plan, may again be available for future issuance under the Amended 2015 Plan in accordance with the terms of the 2015 Plan.

(2)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), there shall also be deemed registered hereby such additional number of ordinary shares of the Registrant as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The proposed maximum offering price per share and registration fee have been calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices reported for the Common Shares on the Nasdaq Stock Market LLC on June 21, 2019, which was $51.70.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

Pursuant to Rule 428(b)(1) under the Securities Act, the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Eldorado Resorts, Inc. 2015 Equity Incentive Plan. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute the Section 10(a) prospectus. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below were previously filed with the Commission by the Company, and are incorporated by reference in this Registration Statement.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Commission on March 1, 2019 (the “2018 10-K”).

•	The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 26, 2019, related to the Company’s Annual Meeting of Shareholders held on June 19, 2019.

•	The Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2019 filed with the Commission on May 7, 2019.

•

The Company’s Current Reports on Forms 8-K, filed with the Commission on January 11, 2019, February 5, 2019, June  17, 2019, June 24, 2019, June  24, 2019, and June 25, 2019 (other than any portion, including any exhibits, of such Current Reports that are furnished pursuant to Items 2.02 and 7.01 on Form 8-K rather than filed).

•

The description of the Company’s common stock, par value $0.00001 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 18, 2014 and Amendment No. 1 to Form 8-A filed with the Commission on September 19, 2014 and including any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portion of such filings that are furnished under applicable Commission rules rather than filed, such as Current Reports on Form 8-K furnishing information pursuant to Items 2.02 and 7.01, including any exhibits included with such information) after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is governed by Chapter 78 of the Nevada Revised Statutes (the “NRS”). Section 78.7502(1) of the NRS generally provides that a corporation may indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except derivative suits, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In the case of a derivative suit, Section 78.7502(2) of the NRS provides that a corporation may indemnify any person who is a party to, or is threatened to be made a party to, any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit, if such person acted in good faith and in a manner in which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made in the case of a derivative suit in respect of any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent it is determined by the court that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the NRS provides generally that a corporation shall indemnify a director, officer, employee or agent of a corporation against expenses, including attorneys’ fees actually and reasonably incurred, to the extent that such person has been successful on the merits or otherwise in defense of any of the actions, suits or proceedings described above.

Section 78.751(2) of the NRS provides that the articles of incorporation, the bylaws or a separate agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the corporation.

Section 78.751(3) of the NRS provides that any indemnification or advancement of expenses authorized in or ordered by a court pursuant to any of the Sections set forth above, does not exclude any other rights to which such person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors, if any, or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502, set forth above, or for the advancement of expenses made pursuant to Section 78.751(2), set forth above, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, the statute provides that such indemnification continues for any such person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752(1) of the NRS provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in such capacity, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Section 78.752(4) of the NRS provides that in the absence of fraud the decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to Section 78.752, set forth above, and the choice of the person to provide the insurance or other financial arrangement is conclusive and such insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for the approval, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Finally, Section 78.747 of the NRS generally provides that, unless otherwise provided by specific statute, no stockholder, director or officer of a corporation is individually liable for the debts or liabilities of the corporation, unless the stockholder, director or officer acts as the alter ego of the corporation.

The Company’s amended and restated bylaws provide that the Company will indemnify any person in a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In connection with an action brought by or in the right of the corporation, the Company shall only indemnify such person if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The Company’s amended and restated certificate of incorporation (incorporated by reference to Current Report on Form 8-K filed on September 19, 2014), as amended by the Certificate of Amendment to Articles of Incorporation (incorporated by reference to Quarterly Report on Form 10-Q filed on August 7, 2018) provides that no director or officer will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except for acts of omission which involve intentional misconduct, fraud, or a knowing violation of law or the payment of dividends in violation of Section 78.300 of the NRS. If the NRS is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Company will be eliminated or limited to the fullest extent authorized by the NRS, as so amended. No repeal or modification of this provision of the articles of incorporation will apply to or have any effect on the liability or alleged liability of any director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibits Index which immediately precedes the signature page hereto.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Document Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 19, 2014), as amended by Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 7, 2018).

3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on September 19, 2014).

4.1	The description of the Company’s common stock, par value $0.00001 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 18, 2014 and Amendment No. 1 to Form 8-A filed with the Commission on September 19, 2014 and including any other amendments or reports filed for the purpose of updating such description.

4.2	Eldorado Resorts, Inc. 2015 Equity Incentive Plan (incorporated by reference to the Company’s Registration Statement on Form S-4 filed on April 21, 2014).

4.3	Eldorado Resorts, Inc. Amended and Restated 2015 Equity Incentive Plan.*

4.4	Form of Performance Stock Unit Award Agreement pursuant to the Eldorado Resorts, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.19 of the Company’s Annual Report on Form 10-K filed on March 1, 2019).

5.1	Opinion of McDonald Carano LLP.*

23.1	Consent of McDonald Carano LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

24.1	Power of Attorney (included in signature page to this Registration Statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on this 25th day of June, 2019.

Eldorado Resorts, Inc.

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	Executive Vice President and Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edmund L. Quatmann Jr., Thomas Reeg and Anthony Carano, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas R. Reeg	Chief Executive Officer (Principal Executive Officer) and Director	June 25, 2019
Thomas R. Reeg

/s/ Bret Yunker		June 25, 2019
Bret Yunker	Chief Financial Officer (Principal Financial Officer)

/s/ Gary L. Carano	Executive Chairman of the Board of Directors	June 25, 2019
Gary L. Carano

/s/ Bonnie Biumi	Director	June 25, 2019
Bonnie Biumi

/s/ Frank J. Fahrenkopf Jr.	Director	June 25, 2019
Frank J. Fahrenkopf Jr.

/s/ James B. Hawkins	Director	June 25, 2019
James B. Hawkins

/s/ Gregory J. Kozicz	Director	June 25, 2019
Gregory J. Kozicz

/s/ Michael E. Pegram	Director	June 25, 2019
Michael E. Pegram

/s/ David P. Tomick	Director	June 25, 2019
David P. Tomick

/s/ Roger P. Wagner	Director	June 25, 2019
Roger P. Wagner